Exhibit 99.1

NEWS RELEASE

CONTACT: Charles F. Willis, CEO

(415) 408-4700

Willis Lease Finance Promotes Donald Nunemaker to President

Novato, CA, –July 26, 2011 — Willis Lease Finance Corporation (Nasdaq: WLFC), announced today it has promoted Donald A. Nunemaker to serve as its President. Charles F. Willis continues to serve as Chairman and Chief Executive Officer.

“Don has made many significant contributions in a variety of capacities since joining Willis Lease in 1997,” said Charles F. Willis, Chairman and CEO. “We have worked together for a long time, and Don is the right person to join me in leading the management team as we take advantage of the many opportunities in the marketplace—both today and in the future. His knowledge of our industry, customer base, management controls and operational functions, as well as his leadership abilities, makes him an ideal choice to run our company.”

Mr. Nunemaker has worked for Willis Lease for 14 years and has served in a variety of positions including Chief Administrative Officer, Chief Financial Officer, Chief Operating Officer, as well as a Director on the Willis Lease Board. He also served as President and CEO of former Willis engine parts subsidiary Willis Aeronautical Services, Inc., which was sold to SR Technics in 2000. Since 2007 he has held the position of Executive Vice President & General Manager—Leasing, responsible for the management of the Company’s engine leasing activities.

Nunemaker has been involved in the equipment leasing industry since 1973. Prior to joining Willis Lease, he was President and CEO of LeasePartners, Inc., Executive Vice President of Concord Asset Management, Inc., and held various senior positions with Chase Manhattan Leasing Company. Nunemaker earned a Masters of Business Administration degree from Indiana University.

About Willis Lease Finance

Willis Lease Finance is a specialty leasing firm with revenues of $148 million in 2010. The Company leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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Note: Transmitted on Globenewswire on July 26, 2011, at 11:47 a.m. PDT.